EXHIBIT 99.2

[CHART INDUSTRIES, INC. LETTERHEAD]

For Immediate Release

CHART INDUSTRIES COMPLETES EXTENSION OF SENIOR DEBT AND WAIVER OF

RELATED DEFAULTS

CLEVELAND, OH – April 8, 2003 – Chart Industries, Inc. (NYSE: CTI) announced today that it received approval from its lenders to amend its senior debt agreements to waive all defaults and defer until April 30, 2003, all debt payments that were due on March 31, 2003.

The Company’s lenders have amended its senior debt agreements to provide for a temporary waiver of all defaults through April 30, 2003, including all financial covenant violations that existed as of December 31, 2002 and March 31, 2003. In addition, the amendment defers until April 30, 2003, $16.3 million of scheduled senior debt payments originally due March 31, 2003. If agreement on the terms of a debt restructuring can be reached by April 30, 2003, the waiver of defaults and deferral of debt payments will be extended until June 30, 2003. The amendment also grants approval for the Company to sell certain small product line assets, the net proceeds of which can be used to fund debt interest payments and certain operational restructuring costs, with the balance available for general working capital requirements.

Arthur S. Holmes, Chairman and Chief Executive Officer commented, “The Company continues to be engaged in active negotiations with its lenders toward an appropriate restructuring of the Company’s senior debt.” The Company can give no assurance that it will be able to reach agreement on a debt restructuring by April 30, 2003 or ultimately consummate such a transaction. If the Company is unable to successfully restructure its senior debt, it may be required to pursue other restructuring alternatives. Since the terms of the amendment do not extend through January 1, 2004, $256.9 million of the Company’s senior debt is required to be classified as a current liability on its consolidated balance sheet and the Company’s independent accountants will issue a “going concern” qualification to their opinion on the Company’s financial statements for the year ended December 31, 2002.

This release contains forward-looking statements that are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such statements or could reduce the liquidity of the Company’s common stock. Such risks and uncertainties include, but are not limited to, continued slowness in Chart’s major markets, the impact of competition, the timing and effectiveness of operational changes and restructuring initiatives intended to increase efficiency and productivity and reduce operating costs, the ability of Chart to satisfy covenants and make required payments under its credit facilities and the response of Chart’s lenders to Chart’s inability to do so, the success of Chart in restructuring its debt arrangements, obtaining additional sources of capital and selling certain assets and the ultimate terms and conditions of such transactions, the Company’s success in any appeal of the delisting of its common stock from the NYSE and its ability to satisfy the listing requirements of alternative trading channels, changes in worldwide economical and political conditions, the threat of terrorism and the impact of responses to that threat, the war in Iraq and foreign currency fluctuations that may affect worldwide results of operations. The Company does not assume any obligation to update any of these forward-looking statements.

Chart Industries, Inc. is a leading global supplier of standard and custom-engineered products and systems serving a wide variety of low-temperature and cryogenic applications. Headquartered in Cleveland, Ohio, Chart has domestic operations located in 11 states and international operations located in Australia, China, the Czech Republic, Germany and the United Kingdom.

Contact:

Michael F. Biehl

Chief Financial Officer

440-753-1490

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